CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],

HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT

THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.6

CONFIDENTIAL

LICENSE AND SUPPLY AGREEMENT BY AND BETWEEN

GLYCOSYN, LLC AND LUPA BIO, INC.

THIS EXCLUSIVE LICENSE, CLINICAL SUPPLY AND PARTNERSHIP AGREEMENT (the “Agreement”) made and entered into as of July 30, 2020 (the “Effective Date”), by and between GLYCOSYN LLC (“Glycosyn”) at 890 Winter Street, Suite 208, Waltham, MA 02451 and LUPA BIO, INC. (“Lupa Bio”) at [***], Glycosyn and Lupa Bio are hereinafter referred to individually as a “Party” and jointly as “Parties.”

WHEREAS, Glycosyn is a leader in human milk oligosaccharide (“HMO”) production possessing technology and specialized knowledge related to the production of HMOs as well as expertise related to the beneficial properties of HMOs;

WHEREAS, Lupa Bio is a leader in the therapeutic development of HMOs for the treatment of inflammatory and autoimmune disorders and possesses intellectual property and expertise related thereto;

WHEREAS, the Parties desire to enter into a collaboration which leverages their expertise, know-how and certain intellectual property to advance HMOs, specifically 2’-fucosyllactose (“2’FL”), 3’-sialyllactose (“3’SL”) and 6’-sialyllactose (“6’SL”), for the treatment of inflammatory and autoimmune disorders, including COVID-19;

WHEREAS, under this Agreement, Glycosyn will (i) exclusively license to Lupa Bio its intellectual property related to the therapeutic uses of 2’FL, 3’SL and 6’SL for the treatment of inflammatory and autoimmune disorders; and (ii) enable Lupa Bio with technology to provide clinical and commercial supply of 2’FL, 3’SL and 6’SL to develop and commercialize 2’FL, 3’SL and 6’SL as therapeutics for the treatment of inflammatory and autoimmune disorders, including COVID-19; and

WHEREAS, under this Agreement, Lupa Bio will be responsible for the development and commercialization of 2’FL, 3’SL and 6’SL as drugs through the FDA, and similar regulatory approval paths in foreign jurisdictions, for the treatment of inflammatory and autoimmune disorders, including COVID-19;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Parties do hereby agree as follows.

ARTICLE 1 DEFINITIONS. The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth in Appendix 1, or if not listed in Appendix 1, the meaning designated in places throughout the Agreement.

ARTICLE 2 COLLABORATION MANAGEMENT AND RESPONSIBILITIES

2.1	Joint Steering Committee.

(a)

Establishment of the JSC. The Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to act as an advisory forum for sharing information about the activities conducted by the Parties hereunder and will have decision-making authority as to matters related to CMO selection and Clinical and Commercial Supply strategy. The JSC will consist of [***] qualified representatives appointed by Glycosyn, and [***] qualified representatives appointed by Lupa Bio. Members of the JSC can, from time to time, suggest the addition of one or more advisors or consultants to advise the JSC on certain matters. The suggesting JSC member company will bear the costs of such advisors or consultants. The JSC will determine the JSC operating procedures at its first meeting, which will be codified in the written minutes of the first JSC meeting.

(b)	Scope of Activities. The JSC will perform the following functions, some or all of which may be addressed at any JSC meeting:

(i)	Review [***] to support the Development and Commercialization of the Products in the Field;

(ii)	Review [***] of a [***] for each Licensed Product, including identifying [***] [***] for Products if appropriate;

(iii)	Review the Development plans and strategy for each of the Products in the Field;

(iv)	Review [***] regulatory filings and strategy related to chemistry, manufacturing and controls; and

(v)	Review CMO performance against timelines and COGs objectives.

(c)

Frequency and Form of JSC Meetings. JSC meetings will occur at least on a [***] basis. At each regularly scheduled JSC meeting, each of the Parties will provide a status update on each of the Party’s activities. Each Party will provide an update in the form of a presentation and the Lupa Bio representatives will be responsible for drafting meeting minutes within [***] to be approved by [***].

(d)

Term of JSC. The term of the JSC will last until there are no further Development or Commercial Supply issues to discuss among the Parties as reasonably determined by the JSC or upon mutual agreement by the Parties.

2.2	Responsibilities of the Parties

(a)

Clinical and Commercial Supply. Glycosyn will be primarily responsible for the development and implementation of the Clinical and Commercial Supply Plan in consultation with Lupa Bio and its consultants in the area of pharmaceutical GMP manufacturing of Drug Product and Chemistry, Manufacturing and Controls (“CMC”) requirements needed to ensure successful submissions to the Regulatory Agencies.

(i)

[***]. During Lupa Bio’s Development of the Products for use in the Field, Glycosyn [***] Clinical Supplies from the CMO to Lupa Bio for use in Clinical Trials. Upon Approval of each Product for use in the Field, Lupa Bio will [***] to the CMO that would include [***].

(b)

Development and Commercialization of Products in the Field. Lupa Bio will be responsible for leading all Development and Commercialization strategy and activities related to the use of the Products in the Field, including all costs associated with these activities, being the named sponsor for all regulatory submissions, and any business decisions related to advancing the Products to the market for use in the Field.

2.3	Interactions With, And Submissions To, Regulatory Authorities.

(a)

Submissions to Regulatory Authorities. Lupa Bio will be responsible for the content of all written submissions to Regulatory Authorities, including, but not limited to, INDs, Investigator Brochures, CTDs and NDAs. Once the Parties mutually agree upon a timeline for each submission, each Party will use Commercially Reasonable Efforts to execute its respective tasks and responsibilities under such plan in the time frames set forth in such plan. [***] will bear costs related to preparing and filing regulatory submissions relating to the Products in the Field, including all direct internal labor based on full-time equivalents and out-of-pocket costs incurred by [***] in connection with the preparation of CMC-related sections of Lupa Bio’s regulatory submissions for Products and the required time necessary to complete such CMC-related sections in accordance with a CMC service agreement which will detail [***] [***] for such [***] services, and include other customary terms such as project estimates and payment terms agreed to by the Parties (a “CMC Services Agreement”).

(b)

Meetings with Regulatory Authorities. Glycosyn will be permitted to have [***] representatives in attendance in all meetings with Regulatory Authorities, except those of a purely administrative nature, but may not comment during such meetings without the prior consent and authorization of Lupa Bio. In preparation for such regulatory meetings, Lupa Bio will provide Glycosyn with (i) an invitation to attend any pre-meeting rehearsals with Lupa Bio and (ii) an opportunity to discuss strategy with Lupa Bio for such regulatory meeting.

(c)

Regulatory Communications for Products. Glycosyn will be allowed to review and comment on all correspondences and filings for each Product with any Regulatory Authority, which such review and comment will be considered in good faith by Lupa Bio, but Lupa Bio will be the final decision-maker with respect thereto.

2.4

Applicable Laws. The Parties will use commercially reasonable efforts perform its activities pursuant to this Agreement in compliance with GLP, GCP and GMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted.

ARTICLE 3 CLINICAL AND COMMERCIAL SUPPLY PLAN

3.1

Clinical and Commercial Supply Plan. For each of the Products, the Parties will prepare a high-level strategy and plan to advance each of the Products to IND submission and Clinical Study initiation for the first indications to treat the inflammatory signs and symptoms of COVID-19. As the development plans for each of the Products evolves to include other chronic indications, the Parties will update the plan to ensure that Clinical Supply availability and timing will align with the clinical development plans. This Clinical and Commercial Supply Plan will be presented to the JSC for comment and approved by the Parties. Such Clinical and Commercial Supply Plan will include at least the following:

(a)

Identification of the primary Contract Manufacturing Organization (“CMO”) that will be enabled with the Glycosyn Manufacturing and Analytical Technology for the production of 3’SL, 2’FL and 6’SL API and/or Drug Product to support the Lupa Bio clinical development plan;

(b)	Annual and rolling forecasts of API and Drug Product needed for each of 3’SL, 2’FL and 6’SL updated on a Quarterly basis;

(c)	Estimated Cost of Goods to support the Lupa Bio clinical development plan; and

(d)	Estimated Cost of Goods at the forecasted commercial launch for each Product.

3.2

Access to Glycosyn Manufacturing and Analytical Technology. Glycosyn, per 3.1 above, will enable a CMO with Glycosyn Manufacturing and Analytical Technology for the Manufacture of Products for Clinical and Commercial Supply for the benefit of Lupa Bio, its Affiliates or Sublicensees to have made Product for use in the Field. A representative list of the Glycosyn Manufacturing and Analytical Patents that will enable a CMO under this 3.2 as of the Effective Date are listed in Appendix 2.

(a)

Technology Transfer. Solely for use by a CMO enabled under this 3.2,Glycosyn will transfer all Glycosyn Manufacturing and Analytical Know-How in Glycosyn’s Control relating to applicable Products, which is necessary for the CMO to Manufacture Drug Substance, Clinical Supplies or Commercial Product in accordance with the terms of this Agreement. For the avoidance of a doubt, this includes any cell lines or constructs Controlled by Glycosyn during the term of this Agreement.

(b)

Glycosyn Manufacturing and Analytical Improvements. Any improvements (inventions or know how) made to the Manufacturing or analytical processes related to the Products by Glycosyn or its CMOs (the “Manufacturing Improvements”) during the term of the Agreement, will be included in the Glycosyn Manufacturing and Analytical Patents and Technology to enable CMOs to make Products for Lupa Bio under this 3.2.

3.3

Records and Quality. Glycosyn will maintain complete and accurate records of all work Glycosyn conducts in the performance of Clinical and Commercial Supply Plan and all results, data, inventions and developments made in the performance of such work. Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Upon reasonable prior written notice, Glycosyn will provide Lupa Bio the right to inspect such records, and will provide copies of all requested records, to the extent reasonably required for the performance of Lupa Bio’s rights and obligations under this Agreement or for Lupa Bio’s reasonable quality control purposes. Glycosyn will cooperate in good faith with respect to the conduct of any inspections by any Regulatory Authority of an Glycosyn’s site or a contractor’s site and facilities if such inspection concerns work being performed under a Clinical and Commercial Supply Plan. Lupa Bio shall be given the opportunity to attend any inspections by any Regulatory Authority of Glycosyn’s or a contractor’s site and facilities if such inspections concern work being performed under a Clinical and Commercial Supply Plan related to a Product, and the summary (or wrap up) meeting with a Regulatory Authority at the conclusion of such site inspection.

ARTICLE 4 LICENSE GRANTS FROM GLYCOSYN TO LUPA BIO

4.1	License Grants From Glycosyn to Lupa Bio. In accordance with and subject to the terms and conditions in this Agreement, Glycosyn hereby grants to Lupa Bio:

(a)

an exclusive, world-wide, royalty-bearing, license in the Field, with the right to grant sublicenses as set forth in 4.2 below, under Glycosyn’s rights in the Glycosyn Product-Specific Patents and Glycosyn Product-Specific Know-How to use, sell, have sold, offer for sale, import and otherwise Commercialize 3’SL Products;

(b)

an exclusive, world-wide, license in the Field, with the right to grant sublicenses as set forth in 4.2 below, under Glycosyn’s rights in the Glycosyn Product-Specific Patents and Glycosyn Product-Specific Know-How to use, sell, have sold, offer for sale, import and otherwise Commercialize 2’FL Products; and

(c)

an exclusive, world-wide, license in the Field, with the right to grant sublicenses as set forth in 4.2 below, under Glycosyn’s rights in the Glycosyn Product-Specific Patents and Glycosyn Product-Specific Know-How to use, sell, have sold, offer for sale, import and otherwise Commercialize 6’SL Products.

4.2

Sublicenses. The licenses granted to Lupa Bio under 4.1 are sublicensable only in connection with the license of a Product to any Third Party or Affiliate, in each case for the continued Development and Commercialization of such Product in accordance with the terms of this Agreement, provided that Lupa Bio obtains Glycosyn’s prior written consent, with such consent not to be unreasonably withheld.

(a)

Enforcing Sublicenses. If Lupa Bio fails to take any action to enforce the sublicense terms of a sublicense granted pursuant to 4.2, which failure, in Glycosyn’s good faith determination, could cause a material adverse effect on Glycosyn or this Agreement, Lupa Bio hereby grants Glycosyn the right to enforce such sublicense terms on Lupa Bio’s behalf and will cooperate with Glycosyn in connection with enforcing such terms. Lupa Bio will provide Glycosyn with written notice of any sublicense granted pursuant to 4.2 that grants a Third Party rights to Develop, Manufacture or Commercialize a Product, within [***] after the execution thereof, and if requested by Glycosyn, a true and complete copy of any such sublicense or any sublicense within [***] of Glycosyn’s request, subject to Lupa Bio being entitled to make appropriate redaction for commercially sensitive information provided it is not relevant to enforcement or is not reasonably necessary for Glycosyn to determine Lupa Bio’s compliance with the terms of this Agreement.

(b)

Effect of Termination by Glycosyn on Sublicences. If this Agreement terminates for any reason, any Sublicensee will, from the effective date of such termination, automatically become a direct licensee of Glycosyn with respect to the rights sublicensed to the Sublicensee by Lupa Bio; so long as (i) such Sublicensee is not in breach of its sublicense agreement, (ii) such Sublicensee agrees in writing to comply with all of the terms of this Agreement to the extent applicable to the rights originally sublicensed to it by Lupa Bio, and (iii) such Sublicensee agrees to pay directly to Glycosyn such Sublicensee’s payments under this Agreement to the extent applicable to the rights sublicensed to it by Lupa Bio. Lupa Bio agrees that it will confirm clause (i) of the foregoing in writing at the request and for the benefit of Glycosyn and if requested, the Sublicensee.

4.3	Technology Transfer.

(a)

Glycosyn Product-Specific Know-How. All Glycosyn Know-How in Glycosyn’s possession that has not previously been provided hereunder, for use solely in accordance with the licenses granted under ARTICLE 4, including, as applicable, transferring the any data to be included in the IND or any other Regulatory Documentation for the applicable Product to Lupa Bio.

4.4

No Implied Licenses. Except as expressly provided in this Agreement no Party will be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property.

ARTICLE 5 FINANCIAL PROVISIONS

5.1

Upfront Consideration. In consideration for the licenses granted from Glycosyn to Lupa Bio under this Agreement, Lupa Bio will issue a convertible note for the amount of $325,000 in the form of, and under the terms contained in, the documents attached hereto as Exhibit B (the “Convertible Note”). Upon the execution of this Agreement, the finalized and signed Convertible Note will be released to Glycosyn by Glycosyn’s counsel acting as an escrow agent to the Parties.

5.2	Milestone Payments. On a Licensed Product-by-Licensed Product basis, Lupa Bio will pay to Glycosyn the following milestone payments for the first achievement of each corresponding milestone event:

(a)	3’SL Milestones. Each of the following milestone events will be paid by Lupa Bio for 3’SL Licensed Products:

Milestone Event	Milestone Event payment
[***]	[***]
[***]	[***]
[***]	[***]

(b)	2’FL Milestone Payments. Each of the following milestone events will be paid by Lupa Bio related to the Development of 2’FL Licensed Products:

Milestone Event	Milestone Event payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]

(c)	6’SL Milestones. Each of the following milestone events will be paid by Lupa Bio for 6’SL Licensed Products:

Milestone Event	Milestone Event payment

[***]	[***]
[***]	[***]
[***]	[***]

5.3	Royalties on Net Sales. Lupa Bio will pay to Glycosyn royalties on a Product-by-Product basis, on Net Sales of Products according to the following:

(a) Royalties on Net Sales of 3’SL Licensed Products in the Field

Type of Sale	Royalty Rate
[***]	[***]
[***]	[***]

(b)	Royalties on Net Sales of 2`FL Licensed Products in the Field:

Type of Sale	Royalty Rate
[***]	[***]
[***]	[***]

(c)	Royalties on Net Sales of 6’SL Licensed Products in the Field:

Type of Sale	Royalty Rate
[***]	[***]
[***]	[***]

(d)

Combination Products. If Lupa Bio creates a Product which is a combination of [***] and/or [***] (a “Combination Product”), the royalty paid by Lupa Bio to Glycosyn will be calculated as [***] of the respected royalties of [***] based on their proportion in the Combination Product. For example, if a Combination Product is [***] and [***] the royalty would be calculated as the sum [***] multiplied by [***] multiplied by [***].

5.4

Minimum Annual Royalty. In the [***] Calendar [***] following the First Commercial Sale of each Licensed Product by Lupa Bio, its Affiliates or Sublicensees, Lupa Bio will, if such royalties due to Glycosyn, on a Licensed Product-by-Licensed Product basis, are less than [***] dollars ($[***]) (the “Minimum Annual Royalty”) for the first [***] Calendar [***], Lupa Bio will have the option to pay Glycosyn the difference between the royalties due for the first [***] Calendar [***] and the Minimum Annual Royalty for such Licensed Product (a “Minimum Annual Royalty Payment”) to maintain the exclusive license rights granted under 4.1 for such Product, with such payment being creditable against royalties due [***] for such Licensed Product. If Lupa Bio elects not to pay the Minimum Annual Royalty Payment for such Licensed Product, the licenses granted under 4.1 by Glycosyn to Lupa Bio for such Licensed Product will immediately become non-exclusive.

5.5

Royalty Stacking Relief. If, during the term of this Agreement, Lupa Bio, makes royalty, milestone or other payments to any Third Party (other than a Sublicensee) who Controls any technology or intellectual property rights that are necessary for the manufacturing and/or selling of a 3’SL or 6’SL Licensed Product in consideration for a license under or acquisition of such technology or intellectual property rights, then [***] of any such royalty payments shall be deductible from [***] royalty payments due to Glycosyn under 5.3(a) or 5.3(c). However, in no event shall such adjustment result in Net Sales royalty payments due to Glycosyn being reduced to [***]% of Lupa Bio’s direct Net Sales of 3’SL or 6’SL Licensed Products.

5.6	Reports and Payments. All payments due under 5.3 will be paid within [***] after the close of each [***] beginning with the First Commercial Sale of a Product.

Each payment will be accompanied by a report summarizing Net Sales of Products during the relevant [***] and the calculation of royalties due thereon, including country and the exchange rate used and in the case of a Combination Product the relative proportions of 3’SL, 6’SL and/or 2’FLcomprising any Combination Product included in the Net Sales report. If no royalties are payable in respect of a given [***] [***], Lupa Bio will submit a written royalty report to Glycosyn so indicating together with an explanation as to why no such royalties are payable. In addition, beginning with the [***] in which the First Commercial Sale for a Product is made and for each [***] thereafter, within [***] following the end of each such [***], Lupa Bio will provide Glycosyn a preliminary, non-binding report estimating the total projected Net Sales of Products and the royalties payable to Glycosyn for such [***].

5.7

Mode of Payment. All payments under this Agreement will be (i) payable in full in U.S. Dollars, regardless of the country(ies) in which sales are made, (ii) made by wire transfer of immediately available funds to an account designated by Glycosyn in writing, and (iii) non-creditable, irrevocable and non-refundable. Whenever for the purposes of calculating the royalties or Sublicense Revenue payable under this Agreement conversion from any foreign currency will be required, all amounts will first be calculated in the currency of sale and then converted into United States dollars by applying the monthly average rate of exchange calculated by using the foreign exchange rates published in Bloomberg during the applicable month starting two Business Days before the beginning of such month and ending two (2) Business Days before the end of such month.

5.8

Records Retention. Commencing with the First Commercial Sale of a Product or transaction giving rise to Sublicense Revenue, Lupa Bio will keep, and will require its Affiliates and Sublicensees to keep (all in accordance with GAAP, consistently applied), complete and accurate records pertaining to Net Sales, Sublicense Revenue and any other payment due pursuant to this ARTICLE 5 for a period of three (3) Calendar Years after the year in which such Net Sales and any other payment due pursuant to this ARTICLE 5, and in sufficient detail to permit Glycosyn to confirm the accuracy of the Net Sales paid by Lupa Bio hereunder.

5.9

Audits of Royalty Reports. Glycosyn will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to Lupa Bio, have access during normal business hours, and upon reasonable prior written notice, to Lupa Bio’s records as may be reasonably necessary to verify the accuracy of Net Sales and any other payment due pursuant to this ARTICLE 5, as applicable, for any [***] or [***] within the preceding [***]; provided, however, that Glycosyn will not have the right to conduct more than one such audit in any [***] [***] except as provided below. The accounting firm will disclose to Glycosyn only whether the reported Net Sales and any other payments due pursuant to this ARTICLE 5 are correct and details of any discrepancies. [***] will bear the cost of such audit unless the audit reveals an underreporting of more than [***]% of amounts payable to Glycosyn over an applicable [***], in which case Lupa Bio will bear the cost of the audit. If, based on the results of such audit, additional payments are owed by Lupa Bio under this Agreement, Lupa Bio will make such additional payments, [***] [***], within [***] after the date on which such accounting firm’s written report is delivered to Lupa Bio. Glycosyn will treat the financial information subject to review under this 5.9 in accordance with the confidentiality provisions of ARTICLE 7.

5.10	Taxes. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

5.11

Interest. If Lupa Bio fails to make any payment due to Glycosyn under this Agreement by the deadline specified in this ARTICLE 5, interest will accrue [***] [***] thereafter at an annual rate equal to [***] ([***]%).

ARTICLE 6 PRESS RELEASES AND PUBLICATIONS

6.1

Press Releases; Public Disclosures. The content and timing of press releases or public disclosures under this Agreement: (i) related to the content of this Agreement will be mutually agreed upon by the Parties and issued as a joint press release of the Parties, and (ii) related to any of the Products in the Field (including any discussion of clinical data) will be a Lupa Bio press release with Glycosyn having [***] to review and comment, such comments will be considered in good faith by Lupa Bio; provided however, that each Party may make disclosures permitted by, and in accordance with, ARTICLE 7. The contents of any announcement or similar publicity related to this Agreement or the Products in the Field, once released to the public, can be re-released by either Party without a requirement for re-approval.

ARTICLE 7 CONFIDENTIALITY

7.1

Disclosure and Use Restriction. Each Party agrees that, for so long as this Agreement is in effect and for a period of five years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (i) maintain in confidence such Confidential Information, (ii) not disclose such Confidential Information except to the Receiving Party’s employees having a need-to-know such Confidential Information, (iii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted by this Agreement, and (iv) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.

7.2

Authorized Disclosure. To the extent that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information belonging to the other Party in the following instances:

a)	filing or prosecuting patent applications in accordance with this Agreement;

b)

communicating with Regulatory Authorities as necessary for the Development or Commercialization of a Product in a country, in accordance with this Agreement and as required in connection with any filing, application or request for Approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

c)	prosecuting or defending litigation;

d)

complying with applicable laws and regulations (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange, and compliance with tax laws and regulations) and with judicial process, if (i) in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance and (ii) such disclosure is made in accordance with 7.3 or 7.4 as applicable; and

e)

disclosure, in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates, potential or actual collaborators (including potential Sublicensees), potential or actual investment bankers, investors, lenders, or acquirers, or employees, independent contractors or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this ARTICLE 7; provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this ARTICLE 7 to treat such Confidential Information as required under this ARTICLE 7.

If Confidential Information is disclosed in accordance with this 7.2, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Agreement). Where reasonably possible and subject to 7.3 and 7.4, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to clauses (a) through (d) of this 7.2 prior to making such disclosure to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

7.3

Required Disclosure. A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided however, that, unless legally prohibited from doing so, the Receiving Party will notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

7.4

Securities Filings. If either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement, periodic report, or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act, of 1934, as amended, or any other applicable securities Law, the Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions of the proposed filing not less than five Business Days prior to such filing, and will seek to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential (except to the extent advised by counsel that confidential treatment is not available for such information), and will only disclose Confidential Information which it is advised by counsel is legally required to be disclosed. No such notice will be required under this 7.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

7.5

Injunctive Relief. The Parties understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this ARTICLE 7 by either Party. Accordingly, each Party is entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes a breach or threatened breach of this ARTICLE 7.

ARTICLE 8 PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

8.1	Joint Patent Committee

(a)

The Parties will establish a joint patent committee that will serve as the primary contact and forum for discussion between the Parties with respect to intellectual property matters arising under this Agreement (the “Joint Patent Committee” or “JPC”), and will cooperate with respect to the activities set forth in this ARTICLE 8 and strategy will be discussed with regard to prosecution, maintenance, defense and enforcement of the Licensed Patents that are licensed ARTICLE 4 in connection with a Product, defense against allegations of infringement of Third Party Patents, and licenses to Third Party Patents or Know-How. The JPC will also be responsible for identifying new inventions related to Products that are jointly conceived by the Parties (“Joint Patent Rights”), determining the inventorship thereof in accordance with United States patent law and setting a filing strategy for such inventions.

(b)

The JPC will comprise [***] of members from each Party. The Joint Patent Committee will meet as often as agreed by them (and at least semi-Annually), to discuss matters arising out of the activities set forth in this ARTICLE 8. The JPC will determine the JPC operating procedures at its first meeting, including the JPC’s policies for replacement of JPC members, and the location of meetings, which will be codified in the written minutes of the first JPC meeting. If either Party deems it reasonably advisable, the Parties will enter into a mutually agreeable common interest agreement covering the intellectual property matters contemplated by this Agreement. [***].

8.2	Prosecution and Maintenance of Licensed Patents

(a)

Patents Owned or Controlled by a Party. Each Party will have the right, at its cost and expense and at its discretion, to obtain, prosecute, maintain, and enforce throughout the world any Patents owned or Controlled solely by such Party.

(b)

Joint Patents. Upon the identification of a Joint Patent Right by the JPC, the JPC will determine the nature of the invention and assign one Party as the lead Party for the filing, prosecution and maintenance of such Patent based upon the following: (i) If the Joint Patent is drawn to the invention of a new use of a Product, [***] will be the lead party; and (ii) if the Joint Patent is drawn to an improvement in the Manufacture of a Product, [***] will be the lead party. The Parties will share in the costs associated with the filing, prosecution and maintenance of all Joint Patents.

(c)

Licensed Patents. Glycosyn will provide Lupa Bio with an update of the filing, prosecution and maintenance status for each Licensed Patent on a periodic basis and will reasonably consult with and cooperate with Lupa Bio with respect to the preparation, filing, prosecution, and maintenance of such Licensed Patents, including providing Lupa Bio with drafts of material filings in sufficient time to allow Lupa Bio’s review and comment before such filings are due. Glycosyn, or its outside counsel, will provide to Lupa Bio copies of any material papers relating to the filing, prosecution, and maintenance of such Licensed Patents promptly upon their being filed or received. Glycosyn may cease prosecuting or maintaining particular applications or patents within such Licensed Patents in selected jurisdictions, if [***] determines that it is not commercially reasonable to continue such efforts (in which case the terms of 8.2(d) will apply).

(d)

Discontinued Patents. If, under 8.2(c), Glycosyn as the party responsible for the prosecution and maintenance of the Licensed Patents elects to not pursue or continue the filing, prosecution, or maintenance of any particular applications or patents, or subject matter included in the Licensed Patents, in any jurisdiction, Glycosyn will give as much advance written notice as reasonably practicable (but in no event less than [***] or, in the case of an applicable impending deadline, [***] prior to such deadline) to Lupa Bio of any decision not to pursue or continue the preparation, filing, prosecution and maintenance of such Licensed Patent or subject matter included in such Licensed Patent (a “Discontinued Patent”). In such case, Lupa Bio may elect to continue preparation, filing, prosecution, or maintenance of the Discontinued Patent in the select jurisdiction at its expense. Glycosyn will execute such documents and perform such acts as may be reasonably necessary for Lupa Bio to continue prosecution or maintenance of the applicable Discontinued Patent. If Lupa Bio continues the prosecution and maintenance of a Discontinued Patent and wishes to cease prosecution, it does not need to provide notice to Glycosyn prior to ceasing prosecution or maintenance of such Discontinued Patent.

(e)

Cooperation. Each Party will cooperate reasonably in the preparation, filing, prosecution, and maintenance of the Product-Specific Patents and the Joint Patent. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable such responsible Party, to file, prosecute, and maintain such Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patents. Each party shall bear their own cost of participation on the JPC.

8.3	Enforcement of Patents

(a)

Notice of Infringement or Actions Alleging Invalidity of the Glycosyn Licensed Patents. Each Party will notify the other Party within a reasonable period of time if any action, suit, claim, dispute, or proceeding concerning the Licensed Patents hereunder or a Product has been initiated, which, if determined adversely to a Party, would have a material adverse effect on the licenses granted by Glycosyn to Lupa Bio under this Agreement, or that would have a material adverse effect on or would materially impair either Party’s rights under this Agreement. Any information communicated pursuant to this 8.3(a) will be treated as Confidential Information subject to the terms of ARTICLE 7.

(b)

In the Field. If the Parties determine that a Third Party is infringing the Licensed Patents in the Field, Lupa Bio will have the first right to lead the enforcement of the Licensed Patents, including enforcement against a Third Party marketing a medical food or supplement product within the Field by the inclusion of health claims or dosing recommendations to achieve therapeutic effect (“Non-Therapeutic Infringement in the Field”). If Lupa Bio (i) provides written notice to Glycosyn that Lupa Bio does not intend to enforce the Licensed Patents or (ii) does not enforce the Licensed Patents within [***] of becoming aware of potential Third Party infringement, Glycosyn will have the right to enforce the Licensed Patents within the Field without written consent of Lupa Bio.

(c)

Outside of the Field. If the Parties determine that a Third Party is infringing the Licensed Patents where the Third Party is commercializing a drug, medical food or supplement containing a Product outside of the Field, not including Non-Therapeutic Infringement in the Field (“Outside of the Field”), then Glycosyn will have the first right to lead the enforcement of the Licensed Patents Outside of the Field. If Glycosyn (i) provides written notice to Lupa Bio that Glycosyn does not intend to enforce the Licensed Patents or (ii) does not enforce the Licensed Patents within a reasonable period of time that would not give rise to a defense of laches, Lupa Bio will have the right to enforce the Licensed Patents Outside of the Field without written consent of Glycosyn.

(d)

Cooperation. The Party not enforcing the applicable Licensed Patent will provide reasonable assistance to the other Party (at such other Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action as a named party to the extent necessary to allow the enforcing Party to bring or maintain the action or establish damages. If any Third Party asserts in writing or in any legal proceeding that any of the Licensed Patents are unenforceable based on any term or condition of this Agreement, the Parties shall amend this Agreement as may reasonably be required to effect the original intent of the Parties, including to preserve the enforceability of such Licensed Patents.

(e)

Joinder. If Lupa Bio is leading the enforcement of the Licensed Patents, Glycosyn will join such action as a plaintiff and will cause, to the extent necessary, the licensors of the Licensed Patents to Glycosyn to join such action as a plaintiff to ensure proper standing for such enforcement.

(f)	Recovery. Any damages or other monetary awards recovered with respect to any action contemplated by this 8.3 will be shared as follows:

(i)

the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); then

(ii)

any remaining proceeds will be treated as if they were [***] hereunder if [***], [***] initiated the proceeding, and [***] will pay [***] on such amount in accordance with [***], as applicable, and will retain the remainder of such proceeds.

(iii)

For the avoidance of doubt, in any action arising from the Licensed Patents Outside of the Field, Lupa Bio shall be entitled to recover its reasonable out-of-pocket costs incurred in connection with such proceeding, and the entirety of [***] from such recovery shall be awarded [***].

(g)

Settlement. Notwithstanding anything to the contrary under this ARTICLE 8, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this ARTICLE 8 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a Patent Right Controlled by the other Party without first obtaining the written consent of the Party that Controls the relevant Patent Right.

(h)

35 USC 271 (e)(2) Infringement. Notwithstanding anything to the contrary in this 8.3, solely with respect to the Patents licensed to Lupa Bio under this Agreement for an infringement under 35 USC 271(e)(2), the time period set forth in 8.3(a) during which a Party will have the initial right to bring a Proceeding [***], so that, to the extent the other Party has the right, pursuant to such Section to initiate a Proceeding if the first Party does not initiate a Proceeding, such other Party will have such right if the first Party does not initiate a Proceeding within 25 days after such first Party’s receipt of written notice of such Competitive Infringement.

8.4

Joint Research Agreement Under The Leahy-Smith American Invents Act. If a Party intends to invoke its rights under 35 U.S.C. § 102(c) of the Leahy-Smith America Invents Act, once agreed to by the other Party, it will notify the other Party and the Parties will use reasonable efforts to cooperate and coordinate their activities with such Party with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).

8.5

Patent Term Extension. The JPC will select the optimal Patent licensed under this Agreement, taking into account scope, validity, term and other relevant factors, to apply for patent term extension, wherever applicable to a Product.

8.6

Orange Book Listing. Lupa Bio will promptly, accurately and completely list, with the applicable Regulatory Authorities during the Agreement Term, all applicable Patent Rights that Cover a Product. Prior to such listings, the Parties will meet, through the Joint Patent Committee, to evaluate and identify all applicable Patent Rights, and Lupa Bio will have the right to review, where reasonable, original records relating to any invention for which Patent Rights are being considered by the Joint Patent Committee for any such listing. Notwithstanding the preceding sentence, Lupa Bio will retain final decision-making authority as to the listing of all applicable Patent applicable to each Approval.

8.7

Patent Marking. Each Party shall, and shall require its Affiliates and Sublicenses, to the extent applicable, mark Licensed Products sold by it hereunder (in a reasonable manner consistent with industry custom and practice) with appropriate patent numbers or indicia to the extent permitted by Applicable Law, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of Patents.

8.8

Rights in Bankruptcy. All rights and licenses granted by Glycosyn to Lupa Bio under this Agreement are, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States. The Parties agree that Lupa Bio, as the licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’ The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Glycosyn under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Lupa Bio will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in Lupa Bio’s possession, will be promptly delivered to Lupa Bio upon the Lupa Bio’s written request therefor. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

ARTICLE 9 TERM AND TERMINATION

9.1

Agreement Term; Expiration. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 9, will continue in full force and effect until the expiration of all payment obligations under this Agreement with respect to the last Product in all countries.

9.2	Termination of the Agreement

(a)	Termination for Material Breach.

(i)

Lupa Bio’s Right to Terminate. If Lupa Bio believes that Glycosyn is in material breach of this Agreement, then Lupa Bio may deliver written notice of such material breach to Glycosyn. if the breach is curable, Glycosyn will have sixty (60) days to cure such breach. If Glycosyn fails to cure such breach within the sixty (60) day period, or if the breach is not subject to cure, Lupa Bio may terminate this Agreement by providing written notice to Glycosyn.

(ii)

Glycosyn’s Right to Terminate. If Glycosyn believes that Lupa Bio is in material breach of this Agreement (other than with respect to a failure to use Commercially Reasonable Efforts to Develop and Commercialize a Product under, which is governed by 9.2(b)), then Glycosyn may deliver written notice of such material breach to Lupa Bio. If the breach is curable, Lupa Bio will have sixty (60) days to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within thirty (30) days following such notice). If Lupa Bio fails to cure such breach within the sixty (60) day or thirty (30) day period, as applicable, or if the breach is not subject to cure, Glycosyn may terminate this Agreement by providing written notice to Lupa Bio.

(b)

Remedies for Failure of Lupa Bio to Use Commercially Reasonable Efforts. If Lupa Bio, in Glycosyn’s reasonable determination, fails to use Commercially Reasonable Efforts to Develop and Commercialize a Product, Glycosyn will provide Lupa Bio Notice of such failure and, within thirty (30) days thereafter, Glycosyn and Lupa Bio will meet and confer to discuss and resolve the matter in good faith, and devise a mutually agreeable cure plan, including timeline to cure (the “Cure Plan”). Such meeting will include a neutral Third Party with at least 20 years of drug development and commercialization experience and will provide advice on the Cure Plan activities and timeline. Notwithstanding anything to the contrary in this 9.2(b), in the event that Lupa Bio, its Affiliates or Sublicensees has not made a First Commercial Sale of a Licensed Product, on a Licensed Product-by-Licensed Product basis, within three (3) years from the Completion of the first Pivotal Trial by Lupa Bio, its Affiliates or Sublicensees of such Licensed Product where the primary efficacy objective for such Pivotal Trial was achieved and statistically significant, then Glycosyn, upon sixty (60) days prior written notice, shall be entitled to terminate the license grants under Article 4 in respect of such Licensed Product.

9.3

Termination for Insolvency. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets; or if the other Party proposes a written agreement of composition or extension of substantially all of its debts; or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within ninety (90) days after the filing thereof; or if the other Party will propose or be a party to any dissolution.

9.4

Disputes Regarding Material Breach. Notwithstanding the foregoing, if the Breaching Party in (a) disputes in good faith the existence, materiality, or failure to cure of any such breach which is not a payment breach, and provides notice to the Non-Breaching Party of such dispute within such sixty (60) day period, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with (a), unless and until it has been determined in accordance with ARTICLE 12 that this Agreement was materially breached by the Breaching Party and the Breaching Party fails to cure such breach within thirty (30) days following such determination. It is understood and acknowledged that during the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder, including satisfying any payment obligations.

9.5	Consequences of Termination

(a)

In General. If this Agreement expires or is terminated by a Party in accordance with this ARTICLE 9 at any time and for any reason, the following terms will apply to any Product that is the subject of such expiration or termination:

(i)

Return of Information and Materials. The Parties will return (or destroy, as directed by the other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information, except to the extent such Confidential Information is necessary or useful to conduct ongoing Development or Commercialization activities related to a Product. Notwithstanding the foregoing, the Parties will. be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes.

(ii)

Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. For purposes of clarification, milestone payments under 5.2 accrue as of the date the applicable Milestone Event is achieved even if the payment is not due at that time.

(iii)

Survival. The following provisions of this Agreement will survive the expiration or termination of this Agreement: 4.2(b) (Effect of Termination on Sublicenses), 5.8(Records Retention), 5.9 (Audits), ARTICLE 7 (Confidentiality), 9.3 (Termination for Insolvency), 9.5 (Consequences of Expiration or Termination of the Agreement), ARTICLE 10 (Indemnification; Insurance), 11.5 (Disclaimer), ARTICLE 13 (Miscellaneous) and APPENDIX 1 (Definitions) (to the extent definitions are embodied in the foregoing listed Articles and Sections).

ARTICLE 10 INDEMNIFICATION AND INSURANCE

10.1 Indemnification

(a)

By Glycosyn. Glycosyn will indemnify, defend and hold harmless Lupa Bio and its Affiliates, and its or their respective directors, officers, employees and agents (each, a “Lupe Bio Indemnitee”, from and against any and all liabilities, damages, losses, costs and expenses including the reasonable fees of attorneys (collectively “Losses”) arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(i)

the negligence, recklessness or willful misconduct of Glycosyn its Affiliates and/or licensors and its or their respective directors, officers, employees and agents, in connection with Glycosyn’s performance of its obligations or exercise of its rights under this Agreement; or

(ii)	any breach of any representation, warranty or express covenant made by Glycosyn in this Agreement;

except, in each case above, to the extent such Losses arose out of or resulted from (a) the reckless or willful misconduct of any Lupa Bio Indemnitee, (b) any breach by Lupa Bio of any of its representations, warranties, or covenants in this Agreement, or (c) any breach of Applicable Law by any Lupa Bio Indemnitee.

(b)

By Lupa Bio. Lupa Bio will indemnify, defend and hold harmless Glycosyn and its Affiliates, and its or their respective directors, officers, employees and agents (each, a “Glycosyn Indemnitee”, from and against any and all Losses arising out of or resulting from any and all Claims based upon:

i)

the negligence, recklessness or willful misconduct of Lupa Bio, its Affiliates and/or licensors and its or their respective directors, officers, employees and agents, in connection with Lupa Bio’s performance of its obligations or exercise of its rights under this Agreement;

ii)	any breach of any representation, warranty or express covenant made by Lupa Bio in this Agreement; or

iii)	a claim for death or bodily injury or property damage arising in connection with the Development or Commercialization of the Licensed Products.

except, in each case above, to the extent such Losses arose out of or resulted from (i) the reckless or willful misconduct of any Glycosyn Indemnitee, (ii) any breach by Glycosyn of any of its representations, warranties, or covenants in this Agreement, or (iii) any breach of Applicable Law by any Glycosyn Indemnitee.

10.2

Procedure. If a Person entitled to indemnification under 10.1(a) or 10.1(b) (an “Indemnitee”) seeks such indemnification, such Indemnitee will inform the indemnifying Party in writing of a Third Party Claim as soon as reasonably practicable after such Indemnitee receives notice of such Third Party Claim; provided, however, that the failure to so notify the indemnifying Party shall not relieve the indemnifying Party of its obligations hereunder except to the extent such failure shall have actually materially prejudiced the indemnifying Party.

10.3	Defense of Third-Party Claims.

(a)

Control of the Defense. If (y) both Parties are named as defendants in the Third Party Claim and at least one Party seeks indemnification hereunder, or (z) the Third Party Claim relates to a Product liability claim or a claim for the infringement of Third Party intellectual property by a Product, then, within [***] after receipt of such notice, the Parties will use good faith efforts to mutually agree on which Party will assume control of the defense of such Third Party Claim.

Unless covered by the above, if a Party is named as a defendant in the Third Party Claim and seeks indemnification hereunder, then, within [***] after receipt of such notice, the indemnifying Party may, upon written notice thereof to and prior written approval of the Indemnitee, assume control of the defense of the Third Party Claim. If the Indemnitee does not provide its written approval for the indemnifying Party to assume control of the defense of such Third Party Claim, then the indemnifying Party will be relieved of any obligation under this Agreement to indemnify and defend the Indemnitee for such Third Party Claim, unless both Parties agree in good faith after the final and binding decision of the court or other authority ruling upon such defense of the Third Party Claim, that such defense was duly conducted by the Indemnitee. If the indemnifying Party receives written approval from the Indemnitee to assume control of the defense but does not assume such control, then the Indemnitee shall control such defense and, at the conclusion of the Third Party Claim, will be entitled to recover from the other Party its defense costs, any damages awarded against such Indemnitee from such Third Party Claim, or any settlements made in accordance with 10.3(c) from such Third Party Claim.

(b)

Participation and Cooperation. The Party not controlling any such defense hereunder may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith reasonable recommendations made by the other Party with respect thereto. The Party not controlling such defense shall, and shall cause each of its Affiliates and each of their respective directors, officers and employees to reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable retention by such Party of records and information that are reasonably relevant to such Third Party Claim, and making such Party, its Affiliates and its and their respective directors, officers and employees available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Party controlling the defense of such Third Party Claim shall reimburse the respective other Party for all of its related reasonable out-of-pocket expenses.

(c)

Settlement of Third Party Claim. No Indemnitee shall agree to any settlement of any such Third Party Claim without the prior written consent of the indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The indemnifying Party shall not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto or that imposes any liability or obligation on the Indemnitee without the prior written consent of the Indemnitee which shall not be unreasonably withheld, conditioned or delayed.

10.4

Insurance. Each Party will maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for companies of similar size and with similar resources in the pharmaceutical industry for the activities to be conducted by it under this Agreement taking into account the scope of development of products;

provided that, each Party, upon the initiation of Clinical Trials of a Licensed Product, will carry comprehensive or commercial general liability insurance (contractual liability included) with limits of at least (i) each occurrence, [***] dollars (US$[***]); (i) products/completed operations aggregate, [***] dollars (US$[***]); (ii) personal and advertising injury, [***] dollars (US$[***]); and (iv) general aggregate (commercial form only), [***] dollars (US$[***]).

ARTICLE 11 REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Representations And Warranties of the Parties. The Parties hereby represent and warrant, as of the Effective Date, to the other Party that:

a)

it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

b)

this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity; and

c)

it has all necessary consents, approvals and authorizations of all government or regulatory bodies and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

11.2	Representations and Warranties of Glycosyn. Glycosyn hereby represents and warrants, as of the Effective Date, to Lupa Bio that:

(a)

To the best of its knowledge and belief, there are no additional licenses under any intellectual property owned or Controlled by Glycosyn or its Affiliates as of the Effective Date that would be required in order for Lupa Bio to further Develop and Commercialize a Product in the Field existing on the Effective Date.

(b)

The Licensed Technology existing as of the Effective Date constitutes all of the Patent Rights and Know-How Controlled by Glycosyn as of the Effective Date that are useful to Develop, Manufacture or Commercialize Products contemplated existing on the Effective Date in the Field. Glycosyn has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensed Technology in a manner that conflicts with any rights granted to Lupa Bio hereunder.

(c)

There are no claims, judgments or settlements against or owed by Glycosyn or its Affiliates or pending against it or, to the best of Glycosyn’s knowledge, threatened against Glycosyn, in each case relating to the Glycosyn Patent Rights or Glycosyn Know How that could impact activities under this Agreement.

(d)

EXHIBIT A sets forth a true, correct and complete lists of all Glycosyn Product-Specific Patents that apply to the Products as of the Effective Date, respectively, and indicates whether each such Patent is owned by Glycosyn or licensed by Glycosyn from a Third Party and if so, identifies the licensor or sublicensor from which the Patent is licensed. Glycosyn Controls such Patents existing as of the Effective Date and is entitled to grant all rights and licenses (or sublicenses, as the case may be) under such Patents it grants to Lupa Bio under this Agreement;

(e)

SCHEDULE 11.2 (6 sets forth true, correct and complete lists of all Glycosyn In-License Agreements relating to Licensed Technology necessary or useful to conduct the research, Development, Manufacture or Commercialization of Products on the Effective Date. All Glycosyn In-License Agreements are in full force and effect and have not been modified or amended. Neither Glycosyn nor, to the best knowledge of Glycosyn, the Third Party licensor in an Glycosyn In-License Agreement is in default with respect to a material obligation under such Glycosyn In-License Agreement, and neither such party has claimed or has grounds upon which to claim that the other party is in default with respect to a material obligation under, any Glycosyn In-License Agreement;

(f)

(i) there is no fact or circumstance known by Glycosyn that would cause Glycosyn to reasonably conclude that any Licensed Patent is invalid or un-enforceable, (ii) there is no fact or circumstance known by Glycosyn that would cause Glycosyn to reasonably conclude the inventorship of each Licensed Patent is not properly identified on each patent, (iii) all official fees, maintenance fees and annuities for the Licensed Patents have been paid and all administrative procedures with governmental agencies have been completed, (iv) none of the Glycosyn Product-Specific Patents licensed by Glycosyn to Lupa Bio under this Agreement are currently involved in any interference, reissue, re-examination, cancellation or opposition proceeding and neither Glycosyn, nor any of its Affiliates, has received any written notice from any person, or has knowledge, of such actual or threatened proceeding, and (v) to the best of Glycosyn’s knowledge and belief, Lupa Bio’s practice of the inventions claimed in the Product-Specific Patents in the Development or Commercialization of the Products in the Field not infringe the Patents of any Third Party; and

(g)	Glycosyn has all rights necessary to grant the licenses contained in this Agreement and has the ability to work exclusively with Lupa Bio as set forth in this Agreement.

11.3	Representations and Warranties of Lupa Bio. Lupa Bio hereby represents and warrants, as of the Effective Date, to Glycosyn that:

(a)

EXHIBIT C sets forth a true and correct list of Patent Rights owned or Controlled as of the Effective Date by Lupa Bio or its Affiliates that (i) specifically claim therapeutic uses of 3’SL in the Field, or (ii) are necessary or useful for the research, Development or Commercialization of 3’SL in the Field (the “Lupe Bio Patents”). Lupa Bio Controls such Lupa Bio Patents existing as of the Effective Date;

(b)	SCHEDULE 11.3(b) is the complete list of all Lupa Bio In-License Agreements related to the Lupa Bio Patents; and

(c)

None of the Lupa Bio Patent are currently involved in any interference, reissue, re-examination, cancellation or opposition proceeding and neither Lupa Bio, nor any of its Affiliates, has received any written notice from any person, or has knowledge, of such actual or threatened proceeding.

11.4	Covenants of Glycosyn. Glycosyn hereby covenants to Lupa Bio that, except as expressly permitted under this Agreement:

(a)

will promptly amend EXHIBIT A and Appendix 2 and submit such amended Exhibit and Appendix to Lupa Bio if Glycosyn becomes aware that any Glycosyn Product-Specific Patents or Glycosyn Manufacturing and Analytical Patents, respectively, are not properly identified on such Exhibit or Appendix;

(b)

Glycosyn will not amend, modify or terminate any Glycosyn In-License Agreement in a manner that would adversely affect Lupa Bio’s rights hereunder without first obtaining Lupa Bio’s written consent, which consent may be withheld in Lupa Bio’s sole discretion;

(c)

Glycosyn will not enter into any new agreement or other obligation with any Third Party, or amend an existing agreement with a Third Party, in each case that restricts, limits or encumbers the rights granted to Lupa Bio under this Agreement; and

(d)

If, after the Effective Date, Glycosyn becomes the owner or otherwise acquires Control of any Third Party Manufacturing Improvement that would be necessary or useful in order for Lupa Bio to further Develop, Manufacture or Commercialize a Product, and the license granted to Lupa Bio under this Agreement is in effect, Glycosyn will make such Third Party Manufacturing Improvement available to Lupa Bio on commercially reasonable terms.

11.5

Disclaimer of Warranty. NEITHER PARTY WARRANTS THAT ANY PRODUCT WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED HEREUNDER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 11, GLYCOSYN AND LUPA BIO MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND GLYCOSYN AND

LUPA BIO EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 12 DISPUTE RESOLUTION

12.1

Resolution by Senior Representatives. The Parties will seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement. Any such dispute between the Parties will be promptly presented to the Chief Executive Officer of Lupa Bio and the Manager of Glycosyn (the “Senior Representatives”), or their respective designees, for resolution. Such Senior Representatives, or their respective designees, will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to agree upon the resolution of the dispute, controversy or claim. If a dispute between the Parties arising out of or relating to the validity or interpretation of, compliance with, breach or alleged breach of or termination of this Agreement cannot be resolved within 30 days of presentation to the Senior Representatives, or their respective designees, for resolution, either Party may refer such dispute to binding arbitration to be conducted as set forth below in this 12.2. For clarification, any dispute relating to the validity or scope of any Patent will not be subject to arbitration.

12.2

Arbitration. If the Parties fail to resolve the Dispute through the meeting of the Senior Representatives, and a Party desires to pursue resolution of the Dispute, the Dispute will be submitted by either Party for resolution in binding arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control. The arbitration will be held in Massachusetts. All aspects of the arbitration will be treated as Confidential Information.

The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties. Each arbitrator will be a lawyer with at least 15 years of experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. To the extent that the Dispute requires special expertise, the Parties will so inform CPR prior to the beginning of the selection process.

The arbitration tribunal will consist of three arbitrators, of whom each Party will designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4. The chair will be chosen in accordance with CPR Rule 6.4.

If, however, the aggregate award sought by the Parties is less than [***] and equitable relief is not sought, a single arbitrator will be chosen in accordance with the CPR Rules.

Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

The Parties agree to select the arbitrator(s) within [***] of initiation of the arbitration. The hearing will be concluded within six months after selection of the arbitrator(s) and the award will be rendered within [***] of the conclusion of the hearing, or of any post hearing briefing, which briefing will be completed by both sides within [***] after the conclusion of the hearing. If the Parties cannot agree upon a schedule, then the arbitrator(s) will set the schedule following the time limits set forth above as closely as practical.

The hearing will be concluded in [***]. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing will be made and will be made available to each Party.

The arbitrator(s) will be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“CPR Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the CPR Protocol. If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) will decide on presentation modes and provide for discovery within the CPR Protocol, understanding that the Parties contemplate reasonable discovery.

The arbitrator(s) will decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and will endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

The arbitrator(s) will render a written opinion stating the reasons upon which the award is based. The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute. Rule 14 of the CPR Rules does not apply to this Agreement.

EXCEPT IN THE CASE OF COURT ACTIONS PERMITTED BY 12.3, AND FOR CLAIMS NOT SUBJECT TO ARBITRATION PURSUANT TO 12.2, AS SET FORTH IN 12.3, EACH PARTY HERETO WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES, AND (3) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

Each Party will bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the arbitrator; provided, however, the arbitrator will be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the administrator and the arbitrator.

12.3

Injunctive Relief; Court Actions. Notwithstanding anything to the contrary in this Agreement, each Party will be entitled to seek from any court of competent jurisdiction, in addition to any other remedy it may have at law or in equity, injunctive or other equitable relief in the event of an actual or threatened breach of this Agreement by the other Party, without the posting of any bond or other security, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. The Parties agree that in the event of a threatened or actual material breach of this Agreement injunctive or equitable relief would be an appropriate remedy. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim will be subject to arbitration pursuant to 12.2.

ARTICLE 13 MISCELLANEOUS

13.2

Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, which will not be unreasonably withheld, delayed or conditioned, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, without the other Party’s consent, to any of its Affiliates, to any purchaser of all or substantially all of its business or assets to which this Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction.

13.3

Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement. All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part. The Parties agree to use good faith, reasonable efforts to replace the illegal, invalid or unenforceable provision with a legal, valid and enforceable provision that achieves similar economic and non-economic effects as the severed provision.

13.4

Governing Law; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Massachusetts, USA without reference to any rules of conflicts of laws. Subject to 12.2, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal court of the United States of America sitting in Massachusetts and any appellate court having jurisdiction thereover, in any action in aid of arbitration, and each of the Parties hereby irrevocably and unconditionally agrees that all actions in aid of arbitration may be heard and determined in any such federal court in Massachusetts. Notwithstanding the foregoing or anything to the contrary herein, any dispute relating to the scope, validity, enforceability or infringement of any Patent Rights will be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

13.5

Force Majeure. No Party will be held responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure means a cause beyond the reasonable control of a Party, which may include acts of God; acts, regulations, or laws of any government; war; terrorism; civil commotion; fire, flood, earthquake, tornado, tsunami, explosion or storm; pandemic; epidemic and failure of public utilities or common carriers. In such event the Party so failing, or delaying will immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of 90 days, after which time the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary to arrive at an equitable solution, unless the Party giving such notice has set out a reasonable timeframe and plan to resolve the effects of such force majeure and executes such plan within such timeframe. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

13.6

Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (receipt verified), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Glycosyn, addressed to:	Glycosyn LLC
890 Winter Street, Suite 208
Waltham, Massachusetts 02451

with a copy to:
Attention:	[***]
[***]
[***]
[***]

If to Lupa Bio, addressed to:	Alex Martinez
Lupa Bio, Inc.
[***]
[***]

with a copy to:	Jason D Ferrone
Lupa Bio, Inc.
[***]
[***]

or to such other address for such Party as it will have specified by like notice to the other Party; provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery will be deemed to be the third Business Day after such notice or request was deposited with the U.S. Postal Service.

13.7

Export Clause. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

13.8

Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

13.9

Entire Agreement; Modifications. This Agreement (including the attached Appendices and Schedules) sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.10

Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party, and neither Party will represent that it has such authority.

13.11

Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees will be maintained in accordance with U.S. GAAP (or any successor standard), consistently applied.

13.12

Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement. If a Party requests any data and results generated by the other Party under this Agreement, such other Party will disclose to the requesting Party such data and results as promptly as possible.

13.13

Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

13.14

Supremacy. In the event of any express conflict or inconsistency between this Agreement and any Schedule or Appendix hereto, the terms of this Agreement will apply. The Parties understand and agree that the Schedules identifying the Licensed Technology are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Agreement Term, as appropriate and in accordance with the provisions of this Agreement.

13.15

Counterparts. This Agreement may be signed in counterparts, each of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures.

13.16

Compliance with Laws. Each Party will, and will ensure that its Affiliates and Sublicensees will, comply with all relevant laws and regulations in exercising its rights and fulfilling its obligations under this Agreement.

13.17

Debarment. Neither Party is debarred under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws and it does not, and will not during the Agreement Term, employ or use the services of any person or entity that is debarred, in connection with the Development, Manufacture or Commercialization of the Products. If either Party becomes aware of the debarment or threatened debarment of any person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other Party will be immediately notified in writing.

13.18

Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a section, exhibit or schedule means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “shall” and “will” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, “$” is in reference to United States dollars, and (h) the headings contained in this Agreement, in any exhibit or schedule to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

GLYCOSYN LLC		LUPA BIO INC

By	/s/ Howard Newburg	By	/s/ Alex Martinez
Name	Howard Newburg	Name	Alex Martinez
Title	Manage	Title	Chief Executive Officer
Date	7/30/2020	Date	7/30/2020

APPENDIX 1 DEFINITIONS

“2’FL” means 2’-fucosyllactose.

“3’SL” means 3’-sialyllactose.

“6’SL” means 6’-sialyllactose.

“Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity, but such an entity will be deemed to be an Affiliate only for the duration of such control. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.

“Agreement” means this Agreement, together with all Schedules and Appendices attached hereto as the same may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Agreement Term” has the meaning set forth in 9.1.

“Annual” or “Annually” means the period covering a Calendar Year or occurring once per Calendar Year, as the context requires.

“API” means the bulk active pharmaceutical ingredient manufactured in accordance with cGMP for a Product.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

“Approval” means, with respect to any Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, and sale of the Product in such jurisdiction in accordance with Applicable Laws.

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday or bank holiday in the United States.

“Calendar Quarter” or “Quarterly” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.

“Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

“Claims” has the meaning set forth in 10.1(a).

“Clinical Trial” or “Clinical Trials” means a phase 1 Clinical Trial, Phase 2 Clinical Trial, or Phase 3 Clinical Trial, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of an NDA, MAA or other similar marketing application.

“Clinical Supply” or “Clinical Supplies” means finished Drug Product for use in Clinical Trials.

“CMO” means a contract manufacturing organization.

“CMC” means Chemistry, Manufacturing and Controls as set forth 21 C.F.R.

“CMC Services Agreement” has the meaning set forth in 2.3(a).

“Combination Product” has the meaning set forth in 5.3(d).

“Commercial IND” means an IND which is filed by Lupa Bio, an Affiliate or its Sublicensee for the purposes of seeking Approval to Commercialize a Licensed Product.

“Commercialize,” “Commercializing” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a Product.

“Commercially Reasonable Efforts” means, with respect to a Product, [***] [***].

“Completion” means when Lupa Bio received the primary endpoint data from a Clinical Trial generated under the statistical analysis plan of such Clinical Trial.

“Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of the Disclosing Party to the Receiving Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the Disclosing Party in oral, written, graphic or electronic form.

“Contract Manufacturing Organization” or “CMO” means an organization that performs manufacturing and purification of Drug Substance and/or Drug Product under cGMP for clinical or commercial supply of a Product.

“Control” or “Controlled” means possession of the ability to grant a license or sublicense hereunder without violating the terms of any agreement with any Third Party and with no additional compensation other than contingent value being due to such Third Party.

“Convertible Note” has the meaning set forth in 5.1.

“Costs of Goods” or “COGs” means the fully absorbed costs to make clinical or commercial supplies of Drug Product by a CMO.

“Cover” or “Covered” or “Covering” means, with respect to a Patent, that, but for rights granted to a Person under such Patent, the practice by such Person of an invention claimed in such Patent would infringe a Valid Claim included in such Patent, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“COVID-19” means the disease caused by severe acute respiratory syndrome-coronavirus 2 (SARS-CoV2).

“CPR Rules” has the meaning set forth in ARTICLE 12.

“CTD” means common technical document.

“Cure Plan” has the meaning set forth in 9.2(b).

“Development” or “Develop” or “Developing” means non-clinical and clinical development activities reasonably related to the development and submission of information to a Regulatory Authority, including chemical synthesis, toxicology, pharmacology, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, manufacturing, statistical analysis, and Clinical Trials.

“Discontinued Patent” has the meaning set forth in 8.2(d).

“Disclosing Party” has the meaning set forth in 7.1.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“EMA” means the European Regulatory Authority known as the European Medicines Agency and any successor agency thereto.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Field” means Therapeutic Products for the therapeutic treatment of inflammatory and autoimmune disorders. For the avoidance of doubt, the Field encompasses Therapeutic Products for the therapeutic treatment of COVID-19, rheumatoid arthritis, juvenile idiopathic arthritis, inflammatory bowel disorder, atopic dermatitis (eczema), alopecia areata and pain.

“First Commercial Sale” means the first sale of a Product by Lupa Bio, its Affiliate or its Sublicensee to a Third Party in a particular country after Approval of such Product has been obtained in such country.

“GAAP” means generally accepted accounting principles of the United States consistently applied, or for any non-US entity (i) international financial reporting standards (IFRS) consistently applied, or (ii) for such non-US entity that does not use IFRS, the generally accepted accounting rules in its home jurisdiction for entities of a similar size in the same industry, consistently applied throughout its organization.

“GCP” means the then current standards for clinical trials for pharmaceuticals, as set forth in the United States Code of Federal Regulations, ICH guidelines and applicable regulations, laws or rules as promulgated thereunder.

“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable foreign regulatory standards.

“GMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, ICH Guideline Q7A, or equivalent laws, rules, or regulations of an applicable Regulatory Authority at the time of manufacture.

“Glycosyn” means Glycosyn, LLC or its successors in interest.

“Glycosyn Indemnitee” has the meaning set forth in 10.1(b).

“Glycosyn In-License Agreement” means a license agreement that grants Glycosyn rights in one or more of the Glycosyn Product-Specific Patents or Glycosyn Manufacturing and Analytical Patents; such agreements are listed in SCHEDULE 11.2(e).

“Glycosyn Know-How” is all Know-How Controlled by Glycosyn necessary or useful in the Development or Commercialization of Product in the Field.

“Glycosyn Manufacturing and Analytical Know-How” means Know-How that relates to the synthesis or analysis of an HMO, wherein such Know-How can be applied to another HMO having owned, used, developed by, or licensed to Glycosyn or its Affiliates, in each case to the extent Controlled by Glycosyn or its Affiliates on the Effective Date or at any time during the Agreement Term. Glycosyn Manufacturing and Analytical Know-How is not included in the Glycosyn Product-Specific Know-How.

“Glycosyn Manufacturing and Analytical Patents” means Patents that claim Glycosyn Manufacturing and Analytical Know-How. A representative list of Glycosyn Manufacturing and Analytical Patents as of the Effective Date is set forth on Appendix 2 attached hereto.

“Glycosyn Manufacturing and Analytical Technology” means the Glycosyn Manufacturing and Analytical Patent and Glycosyn Manufacturing and Analytical Know-How.

“Glycosyn Patents Rights” means the Glycosyn Product- Specific Patents and Glycosyn’s rights in Joint Patent Rights.

“Glycosyn Product-Specific Patents” means all Patents Controlled by Glycosyn that Cover the use of a Product for uses within the Field.

“HMO” means a human milk oligosaccharide.

“IND” means an Investigational New Drug Application (as defined in the Food, Drug and Cosmetic Act, as amended) filed with the FDA or any equivalent application for authorization to commence human clinical trials in other countries or regulatory jurisdictions.

“Non-therapeutic Infringement in the Field” has the meaning set forth in 8.3(b).

“Initiate” means, with respect to a human Clinical Trial, the dosing of the first patient or subject in accordance with such Clinical Trial.

“Investigators Brochure” means

“Joint Patent Committee” or “JPC” has the meaning set forth in 8.1.

“Joint Steering Committee” or “JSC” has the meaning set forth in 2.1.

“Joint Patents” means, collectively, all Patents jointly conceived by the Parties under this Agreement.

“Joint Product-Specific Patents” means all Patents invented jointly by Glycosyn and Lupa Bio at any time under this Agreement Covering the use of a Product in the Field.

“Know-How” means any unpatented information or material, whether proprietary or not and whether patentable or not, including ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, trade secrets, inventions, discoveries, compounds and biological materials.

“Licensed Patents” means the Glycosyn Product-Specific Patents and the Joint Patent Rights.

“Licensed Product” means any pharmaceutical preparation that contains a Product and, but for the licenses granted under this Agreement, would infringe a Valid Claim of a Glycosyn Product-Specific Patent.

“Licensed Technology” means all technology, both Glycosyn Know-How and Patents, licensed under this Agreement to Lupa Bio.

“Losses” has the meaning set forth in 10.1(a).

“Lupa Bio” means Lupa Bio, Inc.

“Lupa Bio Indemnitee” has the meaning set forth in 10.1(a).

“Lupa Bio In-License Agreement” means a license agreement that grants Lupa Bio rights in one or more of the Lupa Bio Patents; such agreements are listed in SCHEDULE 11.3(b).

“Manufacture” or “Manufactured” or “Manufacturing” means any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes, of Drug Substance or Drug Product for a Product in finished form.

“Manufacturing Improvement” means an improvement, whether patentable or not, necessary or useful in the Manufacture of Products.

“Manufacturing Improvement Patent” means a Patent that Covers a Manufacturing Improvement.

“Minimum Annual Royalty” has the meaning set forth in 5.4.

“Minimum Annual Royalty Payment” has the meaning set forth in 5.4.

“NDA” means a New Drug Application filed with the FDA after completion of clinical trials to obtain marketing approval for the applicable Product in the United States, or a foreign equivalent thereof.

“Net Sales” means, with respect to any Product, the [***]:

[***].

Net Sales [***] will be determined in accordance with, as applicable, Lupa Bio’s or its Affiliates’ standard accounting procedures and GAAP. In the event that Lupa Bio or its Affiliates make any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments will be reported and reconciled with the next report and payment of any royalties due.

[***]

[***].

[***].

“Outside of the Field” has the meaning set forth in 8.3(c).

“Patent(s)” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

“Phase 2 Clinical Trial” means a human clinical trial of a Product, conducted in any country that is intended to explore a variety of doses, dose response and duration of effect to generate initial evidence of clinical safety and activity in a target patient population, that would satisfy the requirements of 21 CFR 312.21(b) (but does not provide data sufficient to file an NDA), or equivalent clinical trials required by a Regulatory Authority in a jurisdiction outside of the United States. A “Phase 2 Clinical Trial” includes any human clinical trial that has an efficacy endpoint.

“Pivotal Study” means a clinical trial of a Product on a sufficient number of subjects that is designed to establish that the Product is safe and efficacious for its intended use, and to determine warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, which trial is intended to support Approval of the Product, or a similar Clinical Trial prescribed by the Regulatory Authorities in a foreign country.

“PMDA” means the Pharmaceutical and Medical Device Agency of Japan.

“Product” means 3’-sialyllactose, 6’-sialyllactose or 2’-fucosyllactose or a combination thereof.

“Product-Specific Patents” mean collectively, the Glycosyn Product-Specific Patents and Joint Product-Specific Patents.

“Receiving Party” has the meaning set forth in 7.1.

“Regulatory Authority” means any governmental authority, including FDA, EMA, or PMDA, that has responsibility for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Product in any country.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), all supporting documents and all Clinical Trials and tests, including the manufacturing batch records, relating to a Product, and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

“Senior Representatives” has the meaning set forth in 12.1.

“Sublicense” means an agreement pursuant to which Lupa Bio or a Lupa Bio Affiliate grants a Third Party the right to practice a Glycosyn Patent Right (whether by license or covenant not to sue) or an option to obtain such a right, to Develop or Commercialize a Product.

“Sublicensee” means any Third Party that enters into a Sublicense with Lupa Bio or its Affiliate to Develop and/or Commercialize a Product.

“Therapeutic Products” means products that are Licensed Products that are considered drugs pursuant to the definition of “drug” in 21 U.S.C. § 321 (g)(1) or comprises a formulation, prodrug or derivative of 3’SL, 2’FL or 6’SL that would be considered a “drug” pursuant to the definition 21 U.S.C. § 321 (g)(1).

“Third Party” means any Person other than Glycosyn or Lupa Bio or their respective Affiliates.

“Valid Claim” means a claim of a Patent which (i) in the case of any granted, unexpired United States Patent or foreign Patent, will not have been donated to the public, disclaimed or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (ii) in the case of any United States or foreign patent application, is being prosecuted in good faith and will not have been permanently cancelled, withdrawn, or abandoned, provided that (x) no more than five years have passed since the earliest date of filing for such application in the United States (unless and until such claim is granted), and (y) no more than eight years have passed since the earliest date of filing for such application outside of the United States (unless and until such claim is granted).

APPENDIX 2

Glycosyn Manufacturing and Analytical Patents

[***]

[***]

[***]

[***]

SCHEDULE 11.2(e)

[***]

SCHEDULE 11.3(b)

•	License Agreement Between Lupa Bio and the Regents of the University of California, Dated October 10, 2018

•	Amendment No. 1 to the License Agreement Between Lupa Bio and the Regents of the University of California, Dated October 10, 2019

Exhibit A

Licensed Patents

[***]

[***]

Exhibit B

Form Of Convertible Note

See Attached.

Exhibit C

List of Relevant Lupa Bio Patents

[***]